UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2006 (January 23, 2006)

AMERICAN TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (858) 679-2114

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 23, 2006, our board of directors approved the appointment of Mr. David A. Carnevale as our vice president, marketing. Mr. Carnevale, age 58, has over 25 years of experience in marketing. From January 2001 to September 2005, Mr. Carnevale served as vice president of marketing, and most recently, vice president, strategy and corporate development, for Path 1 Network Technologies Inc., a San Diego based provider of IP broadcast video transport and routing systems. Prior to Path 1 Network Technologies, Inc., Mr. Carnevale was an independent marketing consultant and held marketing positions at various software and technology companies. Mr. Carnevale has a Bachelor of Science from Rensselaer Polytechnic Institute and an MBA from the Stanford Graduate School of Business. There were no arrangements or understandings between Mr. Carnevale and any other person pursuant to which Mr. Carnevale was selected as an executive officer. There are no family relationships between Mr. Carnevale and any of our directors and executive officers. Except as described below, there are no transactions between Mr. Carnevale and American Technology Corporation in which Mr. Carnevale has a direct or indirect material interest which we are required to report.

Mr. Carnevale's employment is terminable at-will by us or by Mr. Carnevale for any reason, with or without notice. Mr. Carnevale's annual salary is $180,000, and he participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. On January 23, 2006, we granted Mr. Carnevale a stock option exercisable for 100,000 shares of our common stock pursuant to our 2005 Equity Incentive Plan. The option vests quarterly over four years and has a five-year term, subject to continued service and other conditions.

Item 7.01 Regulation FD Disclosure.

On January 23, 2006, we issued a press release announcing Mr. Carnevale's appointment. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.  Description

99.1   Press Release dated January 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: January 25, 2006	By:	/s/ John R. Zavoli

John R. Zavoli President and Chief Operating Officer and Interim Chief Financial Officer